Exhibit 10.6

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made this 22nd day of May, 2015 by and among REYNOLDS MACHINE CO., INC., a Wisconsin corporation (“Seller”), Sypris Technologies Kenton, Inc. (“Purchaser”) and Wilbur M. Reynolds, individually (“Red”), and in his capacity as Trustee of the Wilbur M. Reynolds Living and Devolution Trust (“Trustee”) u/a/d 7/30/08 and Lisa Reynolds (“Lisa”) (Red, Trust and Lisa, collectively, the “Seller Shareholders”).

RECITALS

A.      Seller is engaged in the business of manufacturing and selling metal machined parts (the “Business”).

B.      Seller desires to sell to Purchaser and Purchaser desires to buy from Seller all assets and rights of Seller and the Business as a going concern on the terms and conditions set forth in this Agreement.

C.      Seller Shareholders are the owners of all of the capital stock of Seller and desire for Seller and Purchaser to consummate the transaction as contemplated hereby as more fully described and pursuant to the terms and conditions set forth in this Agreement.

AGREEMENTS

In consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

1.      Transfer of Assets. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, Seller will sell and deliver to Purchaser and Purchaser will purchase from Seller as of the Closing Date substantially all of Seller's assets, including, without limitation, all right and title to and interest in all Business assets, properties and rights of every kind wherever located, and the Business as a going concern (the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following:

1.01      Personal Property. All machinery, equipment, vehicles, leasehold improvements, tools, tooling, jigs, patterns, dies, molds, fixtures, furniture, furnishings, software and all other personal property (“Personal Property”) owned by Seller or used in the Business, provided that Seller is not selling and Purchaser is not purchasing the Excluded Assets (defined below);

1.02     Leases. Seller and Purchaser will enter into a sublease (the “New Berlin Sublease”) for the property known as 17005 West Ryerson Road, New Berlin, Wisconsin (“New Berlin Property”), on a month-to-month basis substantially in the form attached hereto as Exhibit A. Also, LMR Real Estate LLC, a Wisconsin limited liability company (“LMR”) and Purchaser will enter into a lease (the “Muskego Lease”) for the property located at 17626 Martin Drive, Muskego, Wisconsin (“Muskego Property”) for the period beginning as of the Closing Date, for a lease with rental of $5,000 per month, on a month-to-month basis substantially in the form attached hereto as Exhibit B;

1.03      Contracts. All rights of Seller under (including, without limitation, all of Seller’s right to receive goods and services and to assert claims and to take other actions with respect to breaches, defaults and other violations pursuant to) all of the contracts of Seller listed in Schedule 9.10 hereto (the “Assumed Contracts”) .

1.04     Intangible Assets. All of Seller’s right, title and interest in and to all goodwill, licenses, trade names (including, without limitation, the name “Reynolds Machine Co., Inc.” and any derivation thereof), Internet websites, addresses and domains, assumed names, trademarks, service marks, copyrights, in each case with the goodwill associated therewith, trade secrets, confidential information, formulas, processes, techniques, know-how, patents, patent applications, letters patent, inventions, phone numbers and fax numbers, and all other intangible assets (“Intangible Assets”);

Exhibit 10.6

1.05     Inventory. All of Seller's inventories, including raw materials, work-in-process, finished goods and supplies (“Inventory”);

1.06     Receivables. All accounts and notes receivable except receivables due from a Seller Shareholder (“Accounts Receivable”);

1.07     Records and Documents. All records, computer software and documents, computer source codes, books, supplier, dealer and customer lists, work orders, credit information and correspondence, drawings, financial information creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to legal requirements, copies of all personnel records (with the exception of employee medical records required by applicable legal requirements to be confidentially maintained), and all other records and documents used in connection with the operation of the Business wherever located (“Books and Records”);

1.08     Governmental Authorizations. All governmental authorizations, permits, and licenses of Seller or the Business and all pending applications therefor or renewals thereof, in each case to the extent transferable to the Purchaser;

1.09     Insurance Benefits. All insurance benefits of Seller or the Business, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;

1.10     Claims. All claims of Seller or the Business against third parties relating to the Business, whether mature or inchoate, known or unknown, contingent or non-contingent;

1.11     Deposits and Prepaid Expenses. Except as otherwise provided in Section 2, all rights of Seller or the Business relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof; and

1.12     Other Assets. Any other assets owned, used or held for use by Seller or otherwise in the operation of the Business, other than the Excluded Assets.

2.     Excluded Assets From Sale. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of the Seller (collectively, the “Excluded Assets”): (i) the corporate seal, articles of incorporation, minute books, stock books, tax returns, or other records having to do with the corporate organization of the Seller; (ii) the rights which accrue or will accrue to the Seller under this Agreement; (iii) the rights to any Seller’s claims for any federal, state, local or foreign tax refunds; (iv) any prepaid federal and state taxes or other prepaid items or expenses the benefit of which cannot be transferred to the Purchaser; (v) Security Deposit under the Lease for the New Berlin Property and other deposits the benefit of which cannot be transferred to Purchaser; (vi) Buick and Cadillac automobiles; (vii) four cell phones with phone numbers and Verizon accounts therefor; (viii) American Express and Mobil Oil credit card accounts; (ix) insurance policies on the life of any Seller Shareholder; (x) Seller’s cash and bank accounts; and (xi) all contracts other than Assumed Contracts.

3.      Liabilities. Subject to the terms of this Agreement and as partial consideration for this Agreement:

Exhibit 10.6

3.01     Assumed Liabilities.

(a)     Purchaser shall assume and agree to pay, perform, and discharge, in accordance with their terms and in the ordinary course of business, the liabilities and obligations of Seller as set forth below in this Section 3.01 (the "Assumed Liabilities") which relate to the Business. The Assumed Liabilities shall consist only of the following and shall specifically exclude those liabilities and obligations defined in Section 3.02 below as “Excluded Liabilities”:

(i)     Trade payables incurred in the ordinary course of business to the extent accrued in the Closing Balance Sheet;

(ii)     Accrued current liabilities for commissions payable to the extent accrued and reflected in the Closing Balance Sheet;

(iii)     All liabilities and obligations of Seller or the Business arising from actions or occurrences after the Closing Date with respect to the Assumed Contracts; and

(iv)     Liabilities and obligations of Seller to all employees of Seller which are hired by Purchaser as of the Closing for vacation pay and compensation, all to the extent accrued in the Closing Balance Sheet.

3.02     Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser will not assume, pay or discharge any debts, liabilities, obligations, contracts, loans, commitments or undertakings of Seller, whether fixed, contingent or otherwise, unless expressly described in Section 3.01. All liabilities of the Business, the Seller, any Seller Shareholder or any of their, or their respective affiliates’, employees, officers, directors, agents or attorneys, that are not Assumed Liabilities, shall hereafter be referred to as the “Excluded Liabilities” and shall include, without limitation, the following:

(a)     All of Seller’s indebtedness for borrowed money and other debt not included in liabilities on the Closing Balance Sheet (as defined below);

(b)     All liabilities of Seller or any Seller Shareholder, or liabilities otherwise related to the Business, for federal, state or local income, withholding, sales, use, corporate, excise, franchise, property or other taxes;

(c)     All liabilities of Seller or of the Business for all environmental, ecological, health, safety or other claims pertaining to the Business or the Purchased Assets;

(d)     Except as accrued in and reflected on the Closing Balance Sheet, all liabilities of Seller or the Business relating to wages or other employee compensation or deferred compensation plans, pension plans and profit sharing plans, including all liabilities of Seller for worker’s compensation claims or any other worker’s compensation claims arising out of incidents occurring prior to the Closing Date;

(e)     Any liability or obligation incurred by Seller or any Seller Shareholder in connection with the negotiation, execution or performance of this Agreement, including without limitation, all legal, accounting, brokers, finders and other professional fees and expenses;

(f)     Liabilities incurred by Seller or any Seller Shareholder after the Closing Date;

Exhibit 10.6

(g)     Any related party accounts not otherwise settled prior to or simultaneously with the Closing;

(h)     Any liability arising out of or relating to products sold or services rendered by Seller, any Seller Shareholder, or the operation of the Business prior to the Closing Date; and

(i)     Any liability associated with the Purchased Assets or the Business, whether in tort, contract, or otherwise, existing as of or accruing prior to the Closing Date.

4.     Purchase Price.

4.01     Amount.      In consideration of Seller’s sale, assignment and transfer of Purchased Assets and the performance by it and the Seller Shareholders of all the terms, covenants and provisions of the Agreement on their part to be kept and performed, Purchaser shall pay to the Seller the sum of Nineteen Million Dollars ($19,000,000) subject to adjustment as provided in Section 4.02 which total amount is referred to herein as the “Purchase Price.” On the Closing Date, Purchaser shall pay by wire transfer in immediately available U.S. funds (a) One Million Five Hundred Thousand Dollars ($1,500,000) (the “Escrow Funds”) to an escrow account established pursuant to this Agreement and the Escrow Agreement attached hereto as Exhibit C, and (b) to an account specified by Seller the Purchase Price less (i) the amount specified in clause (a) and less (ii) any amounts then due to Seller’s creditors and which are not included in Assumed Liabilities and which are paid by Purchaser (Purchaser reserving the right to pay any and all creditors directly, in Purchaser’s sole discretion). The Escrow Funds will be held and disbursed by any Person agreed upon by the Parties (the “Escrow Agent”) pursuant to the Escrow Agreement substantially in the form attached hereto as Exhibit C. Escrow Agent shall invest the Escrow Funds as directed by Purchaser and Seller, with the Escrow Funds to be disbursed first to pay any amounts due to Purchaser with the remaining balance (including all interest and earnings thereon) to be disbursed to Seller in accordance with the terms and conditions of the Escrow Agreement.

4.02      Adjustment to Purchase Price. The Purchase Price is based in part on the Stockholders’ Equity of the Business as of June 30, 2014, as shown on Schedule 4.02, attached hereto (the “Interim Balance Sheet”), as adjusted to reflect the elimination of cash, debt for borrowed money, security and other deposits, property taxes and related party transactions (the “Pro Forma Stockholder’s Equity”). The Purchase Price will be subject to adjustment should the Pro Forma Stockholder’s Equity of the Business, as reflected on the “Closing Balance Sheet” (defined below), be greater or less than the Pro Forma Stockholder’s Equity shown on the Interim Balance Sheet. Such adjustment will be equal to the dollar difference between the Pro Forma Stockholder’s Equity and the Pro Forma Stockholder’s Equity reflected on the Closing Balance Sheet and will be determined as follows:

(a)     Within forty-five (45) days after the Closing Date, Purchaser will prepare and deliver to the Seller a balance sheet (the “Closing Balance Sheet”) showing the Stockholder’s Equity of the Business as of the close of business on the Closing Date (the “Final Stockholder’s Equity”). The Closing Balance Sheet will be prepared in accordance with accounting principles generally accepted in the U.S. consistently applied using the same methodology as was used in the preparation of the Interim Balance Sheet, that is, shall not reflect cash, debt for borrowed money, security and other deposits, property taxes and related party transactions.

(b)     Along with the submission of the Closing Balance Sheet, Purchaser will deliver a statement to the Seller, which contains the amount of the change in the Purchase Price, if any, resulting from the difference between the Pro Forma Stockholder’s Equity and the Final Stockholder’s Equity of the Business, appropriately adjusted to reflect the elimination of cash, debt for borrowed money, security and other deposits, property taxes and related party transactions (the “Pro Forma Final Stockholder’s Equity”).

Exhibit 10.6

(c)     Seller will then have thirty (30) days after the receipt thereof to confirm or contest in writing the Closing Balance Sheet and the corresponding impact on the Purchase Price. If the results are confirmed and the Purchase Price is to be adjusted, a cash refund will be made to the Purchaser or Seller, as applicable, by wire transfer within five (5) days after the date of confirmation. If the results are contested, the parties will agree upon the selection of an accounting firm to review the work and render a final and binding ruling within thirty (30) days of such dispute. The cost of any such audit will be borne by the party who fails to prevail. Any refund due to Purchaser or Seller will be made within five (5) days after such ruling.

4.03     Allocation of Purchase Price. The Purchase Price shall be assigned and allocated in accordance with the allocation which the parties will finalize at or before Closing. The parties agree to report the results of this transaction for federal, state and local tax purposes in accordance with the allocation set forth therein.

4.04     Payments of Transfer Tax. All taxes levied or imposed in connection with the sale and transfer of the Purchased Assets to Purchaser, including, without limitation, any and all sales, use, transfer and excise taxes imposed by federal, state or local taxing authorities, shall be borne one-half by Seller and one-half by Purchaser.

5.     Closing. Subject to satisfaction or waiver of all of the conditions to the obligations of Seller and Purchaser to close, Seller shall cease conduct of the Business at the close of normal business on the Closing Date, and Purchaser shall undertake management and control of the Business at the beginning of business on the following day. The closing (the “Closing”) of the transactions pursuant to this Agreement shall take place beginning at 10:00 a.m. on June 30, 2015 (the “Closing Date”) at the offices of Miller, McGinn & Clark, S.C. 788 North Jefferson Street, Suite 900, Milwaukee, Wisconsin or such other time and place as Seller and Purchaser may agree.

6.     Purchaser’s Obligations Prior to or at Closing. Purchaser hereby agrees that it shall, prior to or at Closing, deliver to Seller or as otherwise indicated:

6.01     Cashiers’ checks or wire transfers to Seller, Escrow Agent, and Seller’s other creditors, as determined by Purchaser, in the amounts determined in accordance with Section 4.01 and as agreed to by the parties prior to Closing;

6.02      The Assignment and Assumption Agreement duly executed by Purchaser, in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement");

6.03      Certified copies of the resolutions adopted by the Board of Directors of Purchaser authorizing the purchase of the Purchased Assets and the assumption of the Assumed Liabilities from Seller in accordance with this Agreement;

6.04     The Consulting and Noncompete Agreements between Red, Lisa and Purchaser in the form attached hereto as Exhibit E (the “Consulting and Noncompete Agreements”), duly executed by Purchaser;

6.05     The New Berlin Sublease and the Muskego Lease, duly executed by Purchaser;

6.06     The Escrow Agreement, duly executed by Purchaser;

Exhibit 10.6

6.07     The Assignment of Intellectual Properties in the form attached hereto as Exhibit F (the “Assignment of Intellectual Properties”), duly executed by Purchaser; and

6.08     A certificate executed by Purchaser stating that the representations and warranties made by Purchaser under this Agreement are true and correct as of the Closing Date and further stating that all covenants to be performed by Purchaser on or before Closing have been fully performed or otherwise satisfied as ●of the Closing Date.

7.      Seller's and Seller Shareholders’ Obligations Prior to or at Closing. Seller and Seller Shareholders shall, prior to or at Closing and unless waived by Purchaser in writing, deliver or convey to Purchaser:

7.01      A Bill of Sale duly executed by Seller in form and content to the reasonable satisfaction of Purchaser, transferring to Purchaser all of the Purchased Assets subject to all the terms and conditions of this Agreement;

7.02      The Assignment and Assumption Agreement, duly executed by Seller;

7.03      The Assignment of Intellectual Properties, duly executed by Seller;

7.04      Certified copies of resolutions adopted by the Board of Directors and Seller Shareholders authorizing the execution of this Agreement and the sale of the Purchased Assets to Purchaser in accordance with the terms hereof;

7.05      Certificate of Status of Seller issued by the Department of Financial Institutions of the State of Wisconsin within sixty (60) days of the Closing Date;

7.06      The Consulting and Noncompete Agreements, duly executed by Red and Lisa;

7.07      The New Berlin Sublease duly executed by Seller and the Muskego Lease, duly executed by LMR, along with the cancellation of the existing lease for the Muskego Property duly executed by Seller and LMR, and the signed written consents of FR Welsh Bindery, LLC or other current landlord(s) of the New Berlin Property and, if required, the lender(s) of such landlord(s), to the New Berlin Sublease;

7.08      Articles of Amendment to Seller's Articles of Incorporation duly executed in duplicate by a proper officer of Seller in a form acceptable to Purchaser’s counsel, changing Seller’s corporate name to a name distinguishable from Reynolds Machine Company upon the records of the Wisconsin Department of Financial Institutions;

7.9      A Certificate executed by Seller and Seller Shareholders as of the Closing Date stating that all representations and warranties made by Seller and Seller Shareholders under this Agreement are true and correct as of the Closing Date and further certifying that any covenants under this Agreement to be performed by either of them on or before the Closing have been fully performed or otherwise satisfied as of the Closing Date; and

7.10     Written consents of Meritor, Inc. and Dana Holding Corporation (individually, a “Customer” and collectively, the “Customers”) to the transfer and assignment of each of their respective supply agreements and/or purchase orders to the Purchaser, as modified to the satisfaction of the Purchaser, in Purchaser’s sole discretion, including the removal of competitiveness clauses.

Exhibit 10.6

8.      Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of this date and as of the Closing Date that:

8.01      Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own its property and carry on its business.

8.02      Authority. Purchaser has all necessary corporate power to execute and deliver this Agreement and to consummate the transactions provided for herein, and the execution and delivery of this Agreement by Purchaser and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate action. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of, or constitute a default under, the terms or conditions of the Certificate of Incorporation or Bylaws of Purchaser, any material judicial or administrative order or process, any material agreement or instrument to which Purchaser is a party or by which it is bound, or any material statute or regulation of any governmental agency. This Agreement is, and each other agreement and document to be executed by Purchaser pursuant hereto, will when so executed be valid and binding obligations of Purchaser enforceable in accordance with their terms.

8.03      Warranties True and Correct. No warranty or representation by Purchaser contained in this Agreement or in any writing to be furnished pursuant hereto or previously furnished to Seller contains or will contain any untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not misleading.

9.      Representations and Warranties of Seller and the Seller Shareholders. Seller and Seller Shareholders jointly and severally represent and warrant to Purchaser as of this date and as of the Closing Date that:

9.01     Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all corporate power, and authority to own, operate and lease its respective properties and carry on the Business as now conducted. Seller is duly licensed and qualified to do business in and is in good standing under the laws of each state where failure to do so would materially adversely affect the Business.

9.02     Authorization of Agreement. Seller has all necessary corporate power to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by Seller and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate action by the Board of Directors and shareholders of Seller. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of, or constitute a default under the terms or conditions of Seller’s Articles of Incorporation or By-Laws, any court or administrative order or process or any statute or regulation of any governmental agency and the consummation of the transactions contemplated hereby do not and will not result in the breach of, or constitute a default under, any agreement or instrument to which Seller is a party or by which Seller is bound except that the consent of the Customers under their respective agreements are required for the assignment of each. This Agreement is, and each other agreement and document to be executed by Seller and/or Seller Shareholders pursuant hereto will be, when so executed, valid and binding obligations of Seller and the Seller Shareholders as the case may be enforceable in accordance with their terms.

9.03     Financial Statements. Seller has delivered to Purchaser copies of its annual financial statements for the years 2012, 2013 and 2014 and interim financial statements dated as of March 31, 2015 (“Financial Statements”) prepared by Hoye & Associates Ltd. Such financial statements have been prepared from the Books and Records of Seller and fairly present the financial condition of Seller as of their respective dates and the results of its operations for the periods covered thereby. Except as set forth in the Financial Statements or on Schedule 9.03, (i) neither the Business nor Seller had any outstanding indebtedness as of the date of the Financial Statements nor will they on the Closing Date, and (ii) Seller is not a party to, and none of the Purchased Assets are subject to, any note, bond, indenture or other instrument or contract evidencing, creating or otherwise relating to indebtedness.

Exhibit 10.6

9.04     Absence of Undisclosed Liabilities. There are no material liabilities or obligations direct or indirect absolute or contingent, or any outstanding evidence of indebtedness arising out of or relating to the Seller, the Business or the Purchased Assets, including liabilities or obligations arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred, existed or arose with respect to the period on or before the date hereof whether or not due or payable, except (a) as reflected or as reserved against in the Financial Statements; or (b) liabilities incurred in the ordinary course of business, consistent with Seller’s prior practice, which in the aggregate, do not result in any material adverse change in the financial condition of the Business or the Purchased Assets from that set forth in the Financial Statements.

9.05      Inventory. The Inventory is of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice at the values recorded in the Financial Statements.

9.06     New Berlin Property and Muskego Property. To the best of Seller’s and Red’s knowledge, there are no structural or nonstructural defects in the building or other improvements situated on the New Berlin Property or the Muskego Property and all building systems therein are in all material respects in good condition and working order (reasonable wear and tear excepted) and are adequate in quality and quantity for the normal operation of the Business on the New Berlin Property and the Muskego Property.

9.07     Planned Public Improvements and Special Assessments. To Seller's and Red’s knowledge, there are no planned or contemplated public improvements that may result in special assessments against the Property or the Muskego Property or that may otherwise affect the availability of utility service or access to the New Berlin Property of the Muskego Property.

9.08      Title to Purchased Assets. Seller has good, indefeasible and marketable title to all Purchased Assets, free and clear of all mortgages, security interests, title retention agreements, options to purchase, rights of first refusal, liens, encumbrances, restrictions and other burdens, except for: (a) a lien as security for money borrowed from Bank Mutual, and purchase money lien of TCF Equipment Finance on various items of equipment, both of which will be paid and satisfied at or prior to Closing; and (b) four lift trucks used by Seller at the New Berlin Property which are leased from Wolter Investment Company LLC.

9.09      Condition and Sufficiency of Purchased Assets. No maintenance outside the ordinary course of business is needed with respect to the Purchased Assets. None of the Purchased Assets or the leasing, occupancy or operation of the New Berlin Property is in violation of any law or any zoning, or other ordinance, code, rule, or regulation. The Purchased Assets are sufficient for safe and normal use in the Business, have been maintained in accordance with applicable maintenance specifications and are adequate, in quality and quantity for the operation of the Business. The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated and include all of the operating assets of Seller. No affiliate of the Seller or Seller Shareholders (other than the Seller) owns any assets, tangible or intangible, of any nature whatsoever necessary for the operating of the Business. No notice from any governmental body or other person has been served upon Seller or Red or upon any of the Purchased Assets claiming any violation of any law ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with the Purchased Assets or the Business with which Seller has not complied.

Exhibit 10.6

9.10     Assumed Contracts. The Parties will use their good faith, best efforts to agree upon Schedule 9.10 on or before May 22, 2015. By such date, Schedule 9.10 will contain an accurate and complete list, and Seller will have delivered to Purchaser accurate and complete copies, of the Assumed Contracts. The Assumed Contracts are legally valid and binding and in full force and effect with respect to the parties thereto and neither Seller nor, to Seller’s and the Seller Shareholders’ knowledge, any of the other parties to any of the Assumed Contracts is in default thereof. Seller and the Seller Shareholders have no notice or knowledge of any claimed breach of any of the Assumed Contracts or of the occurrence of any event which after the passage of time or the giving of notice or both would constitute a default by Seller or any other party to any Assumed Contract.

9.11     Litigation and Proceedings. Except for workers compensation claims incurred in the ordinary course of business which are covered by insurance maintained by Seller sufficient to pay such claims, there is no suit, action or legal, administrative, arbitrative or other proceeding pending or, to Seller’s or the Seller Shareholders’ knowledge, threatened against Seller with respect to the Business or affecting the Purchased Assets and to Seller’s and Seller Shareholders’ knowledge, Seller is not under investigation with respect to any charge concerning violation of any law or administrative regulation, foreign, federal, local or state, in respect to the operation of the Business, and no set of facts or circumstances exist which would constitute a basis for any such action, proceeding, investigation, suit or arbitration.

9.12     Compliance with Environmental Laws.

(a)     The term “Environmental Laws” shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

(b)     The term “Hazardous Substances” shall mean all hazardous and toxic substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under Environmental Laws.

(c)     Seller has not been required to nor has it filed any reports, returns or other filings required to be filed with respect to the New Berlin Property, the Muskego Property, or the Business under Environmental Laws.

(d)     The Business, the New Berlin Property, and the Muskego Property have been and are being operated by Seller and Seller Shareholders in accordance with all Environmental Laws. Neither Seller nor any Seller Shareholder has received any notice nor does Seller or any Seller Shareholder have any knowledge that the Business, the New Berlin Property, or the Muskego Property are not in compliance with all Environmental Laws.

(e)     There are no actions pending, or to the knowledge of Seller or Seller Shareholders, actions, claims or investigations threatened against Seller, Seller Shareholders, the Business, the New Berlin Property, or the Muskego Property, which in any case assert or allege (i) the Seller, Seller Shareholders, Business, the New Berlin Property, or Muskego Property violated any Environmental Law or is in default with respect to any order, writ, judgment, variance, award or decree of any government authority; (ii) Seller or Seller Shareholders are required to clean up or take remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance on the New Berlin Estate, the Muskego Property, or elsewhere; or (iii) Seller or Seller Shareholders are required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release or any Hazardous Substance by Seller, Seller Shareholders, or the Business. Seller, Seller Shareholders, the Business, the New Berlin Property, and the Muskego Property are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

Exhibit 10.6

9.13     Restrictions on Personnel. Neither the Seller Shareholders nor any of the other officers, directors, employees or consultants of Seller has entered into any agreement which is now in effect with any person, corporation, partnership or business organization (other than Seller) requiring such person to assign any interest in any invention or trade secrets related to the Business or to keep confidential any such trade secrets or containing any prohibition or restriction on competition or solicitation of customers.

9.14     Taxes. All federal, state, county and local income, excise, sales, transfer, use, gross receipts, ad valorem, payroll and other taxes, fees and assessments imposed on Seller and payable by Seller and all federal and state payroll taxes required to be withheld by Seller have been or will be duly, timely and fully reported, paid and discharged.

9.15     Employee Benefit Plans.

(a)     Seller maintains the Reynolds Machine Company 401 (K) Savings Plan (“Plan “) which is an “employee pension benefit plans”, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”) in compliance with applicable ERISA requirements.

(b)     Seller has made available to Purchaser true and complete copies of (i) the documents governing the Plan as in effect on the date hereof and (ii) the most recent annual report for the Plan prepared on the appropriate Internal Revenue Service Form 5500 series, including all required attachments.

(c)     None of the assets of Seller are subject to any lien, constructive or otherwise, arising under ERISA Section 4068.

(d)     Seller provides its full time employees with group term life insurance and with health insurance for which the employees are required to make a contribution for a portion of the cost.

(e)      Seller has made available to Purchaser true and complete copies of the documents governing the health insurance plan and the group term life insurance plan as in effect on the date hereof:

(f)     Seller has never been obligated to contribute to any multi-employer plan within the meaning of ERISA Section 3(37). The Plan is not a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither any Seller nor any ERISA Affiliate (as defined below) has, within the past six years, sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to, or has any liability in respect of, whether actual or contingent, a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Internal Revenue Code (the “Code”). None of the Purchased Assets or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 430(k) of the Code. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than Seller that, together with Seller, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Exhibit 10.6

9.16      Labor Matters.

(a)     Seller is not a party to or bound by any union collective bargaining agreements or other labor contracts. Seller is not, with respect to the Business, a party to any pending arbitration or grievance proceeding or other claim relating to any labor contract nor, to Seller’s and the Seller Shareholders’ knowledge, is any such action threatened.

(b)     Seller is not bound by any court, administrative agency tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit which in any case may materially and adversely affect Seller, the Business or the Purchased Assets. Seller and the Seller Shareholders have no notice or knowledge of any employment discrimination, safety or unfair labor practice or other employment-related investigation, claim or allegation against Seller.

9.17      Employees and Employment Contracts. Seller has no employment contract with any person, nor any contract with any employee, involving termination, retirement or termination pay, deferred compensation, profit sharing or pension plans, employee benefit plans or other employee benefits or post-employment benefits of any kind. Seller has provided complete and accurate lists of the following information for each employee, director, independent contractor, and consultant of Seller involved in the operation of the Business: (i) each employee on leave of absence; (ii) name; (iii) job title; (iv) date of hiring or engagement; (v) current compensation paid or payable; (vi) sick and vacation leave that is accrued but unused as of the date of this Agreement; and (vii) service credited for purposes of vesting and eligibility to participate under the Plan, or any other employee or director benefit plan. Seller has not experienced a “mass layoff’ or “plant closing” under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirement.

9.18      Insurance. Seller is insured by reputable insurers against all such liabilities hazards and risks, and in such amounts as are usually carried by prudent persons engaged in the same or similar line of business. Such insurance is valid, outstanding, and enforceable and is written on an occurrence basis.

9.19     Intangible Assets. No Intangible Asset infringes, misappropriates, violates or conflicts with the rights of any third party. No third party has asserted, or threatened to assert, any claim contesting the right of Seller to use, exercise, sell, license, transfer or dispose of any Intangible Assets or any products, services, processes or materials covered thereby in any manner, or challenging the ownership, validity or enforceability of any Intangible Assets. No Intangible Assets are subject to any outstanding order, restricting in any manner the licensing, assignment, transfer, use or conveyance thereof. The consummation of this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of or acceleration of any payments with respect to any contracts, licenses or agreements relating to Intangible Assets.

9.20     Warranties True and Correct. No warranty or representation by Seller or Seller Shareholders contained in this Agreement or in any writing to be furnished pursuant hereto or previously furnished to Purchaser contains or will contain any untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not misleading.

10.     Covenants and Agreements of Purchaser. Purchaser hereby covenants and agrees that:

10.01     Satisfaction of Conditions. Purchaser shall act in good faith and shall use its good faith efforts to cause to be satisfied all conditions to the performance of its obligations hereunder.

Exhibit 10.6

10.02     Access to Certain Information. As soon as practicable following the Closing, but in no event later than ninety (90) days thereafter, Purchaser shall deliver to Seller, at Seller’s expense, such information and data as Seller may reasonably request including that required by Seller’s customary tax and accounting questionnaires, in order to enable Seller to complete and file all federal and state forms which may be required by law to be filed by it.

10.03     Record Retention. For a period of four (4) years following the Closing Date, Purchaser agrees to maintain in a reasonably accessible place at its principal office the books and records, including magnetic media files, if any, delivered by Seller hereunder to the extent relating to the reasonably foreseeable post-Closing needs of the Seller, to provide Seller and its representatives reasonable access to such books and records during normal business hours and to provide copies of such books and records to Seller or its representatives at Seller’s expense.

10.04     Collection of Accounts Receivable. From and after the Closing Date, Purchaser shall use reasonable efforts in accordance with normal business practices to bill and collect the Accounts Receivable. Purchaser shall have no obligation to resort to or threaten litigation or any other action to collect the Accounts Receivable. All payments made by customer will be applied to invoices in chronological order, that is, to Seller’s invoices before Purchaser’s invoices. In the event any of the Accounts Receivable are not collected within 120 days after closing, Purchaser may assign such account to Seller or Seller Shareholders and deduct the amount thereof from payments otherwise due Seller or Seller Shareholders under the Escrow Agreement or Consulting and Noncompete Agreements, respectively.

11.      Covenants and Agreements of Seller. Seller and Seller Shareholders hereby covenant and that:

11.01     Satisfaction of Conditions/Accounts Receivable. Seller and Seller Shareholders shall act in good faith and shall use their best efforts to cause to be satisfied all of the conditions to the performance of their obligations hereunder. If Seller or any Seller Shareholder receives any payment applicable to the Business after Closing, Seller shall hold such funds in trust for the benefit of Purchaser and immediately remit such payment to the Purchaser.

11.02     Access to Books and Records After Closing. For a period of four (4) years following the Closing Date, Seller agrees to maintain in a reasonably accessible place any books and records not delivered to Purchaser hereunder (whether required to be delivered or not) relating to Seller and the Business wherever located, to provide Purchaser and its representatives reasonable access to such books and records during normal business hours and to provide copies of such books and records to Purchase or its representative at Purchaser's expense.

11.03     Change of Names. Simultaneously with the Closing, Purchaser, or its designated assignee, may change its name to “Reynolds Machine Co.” or a variation thereof, and Seller shall file any and all documents required by the Wisconsin Department of Financial Institutions to allow Purchaser or such assignee to effect the foregoing name change. Seller shall also immediately cease to use and thereafter refrain from using, the name “Reynolds Machine Co.”, or any variation thereof. As provided in Section 7.08, at Closing, Seller shall deliver to Purchaser Articles of Amendment to Seller’s Articles of Incorporation changing Seller’s corporate name.

Exhibit 10.6

11.04     Proration of Taxes and Expenses. Seller shall be responsible for the expenses of the Business through the day of Closing, and Purchaser shall be responsible for the expenses of the Business beginning with the day after the Closing Date. Within sixty (60) days after Closing (or such other, longer period which is reasonable under the circumstances), Purchaser shall submit to Seller an invoice for expenses which are attributable to Seller’s operation of the Business prior to Closing, were billed after Closing, were not included as Assumed Liabilities and a portion of which are the responsibility of the Seller under the provisions of this Section. The expenses of items such as utilities shall be prorated based on the portion of the billing period prior to the Closing Date and the portion of the billing period beginning with the Closing Date.

11.05      Slow Moving and Obsolete Inventory. On the first anniversary of the Closing Date, Purchaser shall have the right to put back to Seller, by written notice, and Seller agrees to purchase from Purchaser any inventory that has not been sold to any customer of the Business and has remained on the books of Purchaser since the Closing Date. The purchase price of such inventory shall be equal to the book value of such inventory on the Closing Date and shall be paid to Purchaser within thirty (30) days of Purchaser’s invoice therefor. Upon the written request of Seller, Purchaser shall store the inventory, sell such inventory to a customer of the Business on Seller’s account and remit the proceeds thereof to Seller. Purchaser will segregate and store such inventory on-site at Purchaser’s facility without charge for up to twelve (12) additional months.

12.     Indemnification by Purchaser.

12.01     Indemnification. Purchaser hereby covenants and agrees to indemnify, defend and hold Seller and Seller Shareholders harmless from and against any demand, claim, damage, liability, loss (which shall include any diminution in value), cost, deficiency or expense (including; but not limited to, interest, penalties, costs of investigation and the reasonable fees, disbursements and expenses of attorney accountants and other professional advisors) (collectively “Losses”) imposed or incurred by Seller or Seller Shareholders, directly or indirectly arising out of, resulting from or relating to:

(a)     any inaccuracy breach of any representation or warranty of Purchaser pursuant to this Agreement, including Schedules and documents delivered pursuant hereto;

(b)     any failure by Purchaser to pay as due and perform the Assumed Liabilities; or

(c)     any failure of Purchaser to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement or any documents contemplated by this Agreement.

The obligations of Purchaser to indemnify and hold Seller harmless as described herein shall survive the Closing for a period of thirty-six (36) months and the consummation of the transactions contemplated by this Agreement.

12.02      Procedures. The procedural rules set forth in Section 13.02 shall apply with respect to indemnification by Purchaser except that the parties’ respective obligations under Section 13.02 shall be reversed as appropriate.

13.     Indemnification by Seller and the Seller Shareholders.

13.01 Indemnification. Seller and the Seller Shareholders hereby agree jointly and severally to indemnify, defend and hold Purchaser, and Purchaser’s shareholders, officers and directors (Purchaser and such persons, collectively, “Purchaser's Indemnified Persons”) harmless from and against any Losses imposed or incurred by Purchaser’s Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to:

Exhibit 10.6

(a)     any inaccuracy in or breach of any representation or warranty of Seller or the Seller Shareholders pursuant to this Agreement including Schedules and documents delivered pursuant hereto;

(b)     any failure of Seller to duly perform or observe any term, provision covenant or agreement to be performed or observed by Seller pursuant to this Agreement or any documents contemplated by this Agreement;

(c)     any and all liabilities or obligations of Seller, Seller Shareholders or the Business other than the Assumed Liabilities.

The obligations of Seller and the Seller Shareholders to indemnify and hold Purchaser’s Indemnified Persons harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement.

13.02      Procedures. Purchaser shall give Seller (who shall in turn notify the Seller Shareholders) prompt notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this Section 13 applies. If the document evidencing such claim or demand is a court pleading, Purchaser shall give such notice within ten (10) days of receipt of such pleading, otherwise Purchaser shall give such notice within twenty (20) days of the date it receives written notice of such claim. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of Purchaser’s Indemnified Persons to collect such Loss from Seller and the Seller Shareholders except to the extent such failure to so notify directly and adversely prejudices Seller’s or the Seller Shareholder’s ability to defend such Loss against a third party. The cost of any defense shall not become the obligation of Seller or Seller Shareholder until Purchaser tenders notice of the claim to Seller or Seller Shareholder. Seller’s failure to provide notice of any claim, demand, assessment, action, suit or proceeding to any Seller Shareholder shall in no way diminish or affect the indemnification obligations hereunder, and Seller Shareholders waive all claims to the contrary.

If Purchaser’s request for indemnification arises from the claim of a third party, the written notice shall permit Seller or Seller Shareholders to assume control of the defense of any such claim, or any litigation resulting from such claim. Failure by Seller or Seller Shareholders to notify Purchaser of its election to defend a complaint by a third party within twenty (20) days after receipt of notice thereof shall be a waiver by Seller or any such Seller Shareholder of its right to assume control of the defense of such claim or action. Prior to any such notice, Purchaser shall be entitled to take all reasonably necessary actions to defend the claim subject to the provisions of the preceding paragraph. If Seller or Seller Shareholders assume control of the defense of such claim or litigation resulting therefrom, Seller or Seller Shareholders shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom, and Seller and the Seller Shareholders shall hold harmless Purchaser’s Indemnified Persons, to the extent provided in this Section 13 from and against all Loss arising out of or resulting from any settlement approved by Seller or any judgment in connection with such claim or litigation. Notwithstanding Seller’s or Seller Shareholders’ assumption of the defense of such third-party claim or demand, Purchaser shall have the right to participate in the defense of such third-party claim or demand at its own expense, provided that the ultimate responsibility for the defense of the claim rests with Seller or Seller Shareholders. If Seller or Seller Shareholders have an opportunity to settle any claims of a third party which it wishes to accept, then in complete discharge of its obligation hereunder with respect to such claim, Seller or Seller Shareholders may tender to Purchaser the amount of money that would be payable to the claimant(s) to settle such claim (in a manner that completely discharges any liability or obligation of the Business and Purchaser) and it shall have no further objection with regard thereto. Seller and Seller Shareholders shall not be entitled to settle any claim that requires any action or inaction by the Purchaser, involves any criminal charge or otherwise requires any admission of wrongdoing which in Purchaser’s judgment would impair the goodwill or reputation of the Business, without Purchaser’s express written approval, such approval to be in Purchaser’s sole discretion. Purchaser shall furnish Seller or Seller Shareholders in reasonable detail all information Purchaser may have with respect to any such third-party claim and shall make available to Seller or Seller Shareholders and their representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Seller or Seller Shareholders in the defense of such third-party claim.

Exhibit 10.6

If Seller or Seller Shareholders do not promptly assume and maintain responsibility for, and control of, the defense of any such third-party claim or litigation resulting therefrom (and in no event for any period longer than thirty (30) days from notice requesting assurances thereof), Purchaser may defend against such claim or litigation in such manner as it may deem appropriate, and Seller and the Seller Shareholders shall indemnify Purchaser’s Indemnified Persons from any Loss indemnifiable under Section 13.01 incurred in connection therewith.

13.03      Payment.

(a)      Purchaser’s Indemnified Persons shall be entitled, but not obligated, to recover any Loss pursuant to this Section 13 by means of set-off of any such Loss against payments due the Seller Shareholders under the Consulting and Noncompete Agreements or from the Escrow Funds. Recovery of any Loss by Purchaser by set-off against any payment due or to become due under the Consulting and Noncompete Agreements or from the Escrow Funds may occur only upon compliance with Sections 13.03(b), and (c), below and in no event may Purchaser’s Indemnified Persons offset any amount due to Seller Shareholders under the Consulting and Noncompete Agreements or from the Escrow Funds while Seller or Seller Shareholders are disputing a third-party claim as provided in Section 13.02 above.

(b)      Prior to exercising Purchaser’s Indemnified Persons’ right to set-off against the payment due under the Consulting and Noncompete Agreements or from the Escrow Funds, Purchaser shall give Seller written notice of its intention to do so, setting forth the nature and amount of the Loss giving rise to the right of set-off. If Seller does not object to Purchasers notice of set-off within ten (10) business days, Purchaser may then withhold any payment due under the Consulting and Noncompete Agreements or demand payment from the Escrow Agent which shall not constitute a default thereunder, provided that the set-off amount does not exceed the Loss or the amount of proposed set off set forth in such notice.

(c)     Basket Provision. Except as otherwise provided in Section 13.04, no indemnification shall be payable by Seller until the aggregate Losses incurred by all of Purchaser’s Indemnified Persons exceed Fifty Thousand Dollars ($50,000.00) at which time Seller and Seller Shareholders shall be responsible for all such Losses in excess of Fifty Thousand Dollars ($50,000.00).

13.04      Survival of Indemnification. The obligations of Seller and the Seller Shareholders to indemnify and hold Purchaser’s Indemnified Persons harmless with respect to claims for indemnification made in connection with breaches of Sections 9.01, 9.02, 9.04, 9.08, 9.12, 9.14 and 9.15 (“Fundamental Representations”) shall survive for the respective statute of limitations applicable to the underlying liabilities or obligations that give rise to such claims (as extended by applicable waivers). All other claims for indemnification made by Purchaser’s Indemnified Persons shall survive for a period ending thirty-six (36) months after the date of Closing; provided that all such claims shall survive until resolved if notice of such claim has been given before that date. All claims for indemnification shall be subject to the Basket Provisions of Section 13.03 (c) except claims for fraud, payment of a liability of Seller which is not an Assumed Liability, or a claim for breach of the Fundamental Representations. The total obligations of Seller and Seller Shareholders for indemnification for any reason (except for any claims of fraud, any liability which is not an Assumed Liability, or for the breach of a Fundamental Representation) shall not exceed the Purchase Price.

Exhibit 10.6

14.      Brokers. Evcor, Inc., a Florida corporation (“Seller’s Broker”) has been retained by Seller and has acted on its behalf. Seller shall be responsible for any payment, commission, or fee to be paid to Seller’s Broker. Purchaser and Seller represent and warrant to each other that except for Seller’s Broker, there are no brokerage or finders’ fees payable in connection with the transactions contemplated hereby resulting from any actions taken by them and they hereby indemnify, save and hold each other harmless from and against claims by any broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by the indemnifying party relating to the transactions contemplated hereby.

15.      Conditions Precedent to Seller’s Obligations. The obligations of Seller under this Agreement are subject to the fulfillment at or prior to Closing of each of the following conditions any or all of which may be waived by Seller.

15.01     Accuracy of Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects, and Purchaser shall have performed and satisfied all covenants, conditions, and agreements and delivered to Seller or Seller Shareholders all documents and agreements required by this Agreement to be performed, satisfied or delivered by Purchaser at or prior to Closing.

16.     Conditions Precedent to Purchaser’s Obligations. The performance by the Purchaser of its obligations under this Agreement are subject to the satisfaction of the following conditions at or prior to Closing any or all of which may be waived by the Purchaser except for the conditions in Sections 16.03.

16.01     Accuracy of Representations and Warranties. As of the Closing Date, all representations and warranties of Seller and Seller Shareholders contained in this Agreement shall be true and correct in all respects and Seller and Seller Shareholders shall have performed and satisfied all covenants, conditions and agreements and delivered to Purchaser all documents and agreements required by this Agreement to be performed, satisfied or delivered by Seller or Seller Shareholders at or prior to Closing.

16.02      No Restraint on Transaction. No action, suit or proceeding by any governmental agency or other party shall have been instituted or threatened to be taken to restrain, prohibit or otherwise challenge the legality of the transactions contemplated herein.

16.03      Consents and Approvals. All consents and approvals of third parties necessary in order for the parties to consummate the transactions contemplated by this Agreement shall have been obtained. Further, Purchaser shall have obtained the approval of Purchaser’s Board of Directors.

16.04     Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Seller. “Material Adverse Effect” means any event, change, occurrence, circumstance or development which has had or would have a material adverse effect on the condition (financial or otherwise) of the Purchased Assets, taken as a whole, or that materially adversely affects the ability of the Seller or the Purchaser, as the case may be, to consummate the transactions contemplated by this Agreement or materially impairs or delays the Seller’s or the Purchaser’s ability as the case may be, to perform its obligations hereunder.

Exhibit 10.6

16.05      Due Diligence. Purchaser (either directly or through its duly authorized representatives) shall have completed a due diligence review of Seller’s operations, the Purchased Assets and Seller’s books and records, including a Quality of Earnings and Quality of Assets evaluation, and the results of all such due diligence review shall be satisfactory to the Purchaser in its sole discretion.

16.06     Continuing Business Relationship. Purchaser shall have determined, in Purchaser’s sole discretion by any means that Purchaser deems appropriate, that after Purchaser acquires the Business, the business relationship between Purchaser as successor to Seller and Meritor, Inc. (“Meritor”) will continue substantially as it has in the past in accordance with the long-term agreements and other purchase orders between Seller and Meritor existing at the time of such meeting with no potential changes or variations in term of contract, pricing of contract, volume specifications or other material terms, except for those modifications required by Purchaser, in its sole discretion, to such terms and conditions, including without limitation, the deletion of competitiveness or other early termination clauses. Purchaser shall provide prompt notice to Seller upon the satisfaction of the condition set forth in this paragraph.

16.07     Financing. Purchaser shall have received financing for the Purchase Price and working capital on terms and conditions satisfactory to Purchaser, in Purchaser’s sole discretion.

17.     Exclusivity and Termination.

17.01     Exclusivity. From the date of this Agreement until the Closing Date, the Seller shall not, and shall instruct Seller’s Broker not to, accept or solicit any offer from, or enter into or continue business discussions with, any person other than the Purchaser regarding the possible sale of the Business or of the Purchased Assets.

17.02     Termination. This Agreement may be terminated in the manner set forth below:

(a)     The parties may, by mutual written agreement, terminate the Agreement at any time;

(b)     By either party by written notice to the other party if the Closing shall not have occurred on or before the Closing Date, and such failure to close is not due to breach of the party seeking to terminate this Agreement; and

(c)     By either party notifying the other in writing that the Conditions Precedent to such party’s obligations set forth in Sections 15 or 16 have not been satisfied, provided that the party giving such notice is not in breach of such party’s obligations hereunder.

17.03     Effect of Termination. If this Agreement is terminated pursuant to any of the provisions set forth in Section 17.02 above, this Agreement shall become void and of no effect and neither party shall have any further liability toward the other.

18.     .Miscellaneous.

18.01     Further Assurances. Upon reasonable request, from time to time, Seller shall (or shall direct its directors, shareholders and officers to, if appropriate) execute and deliver all documents which may be necessary or desirable to perfect the right, title or interest of Purchaser in and to the Purchased Assets.

18.02     Amendment and Severability. This Agreement may only be amended by a written agreement of Seller, Seller Shareholders, and Purchaser. If any provision, clause or part of this Agreement or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

Exhibit 10.6

18.03      Waiver. The failure of Seller or Purchaser to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.

18.04     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by reputable overnight courier, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered (by hand or overnight courier), or if mailed five days after the date of deposit in the United States mail or three (3) days after deposit with express mail delivery service.

If to Seller or Seller Shareholders:

Reynolds Machine Co. Inc.

Attention: Wilbur M. Reynolds, President

17005 West Ryerson Road

New Berlin, WI 53151

and, in the case of Purchaser, to:

Sypris Technologies Kenton, Inc.

Attention: Paul Larochelle, President

101 Bullitt Lane, Suite 205

Louisville, KY 40222

with a copy to:

John P. Miller

Suite900

788 North Jefferson Street

Milwaukee, WI 53202

with a copy to:

Sypris Technologies Kenton, Inc.

John McGeeney, General Counsel

101 Bullitt Lane, Suite 450

Louisville, KY 40222

or to such other address as Seller or Purchaser may designate by notice in writing to the other.

18.05      Benefit. This Agreement shall be binding upon and inure to the benefit and burden of and shall be enforceable by Purchaser, its successors and assigns, and Seller, the Seller Shareholders, their successors and assigns. This Agreement may not be assigned by any party without the written consent of the others, which consent shall not be unreasonably withheld.

18.06      Expenses. All expenses incurred by Seller, Seller Shareholders or Purchaser in connection with the transactions contemplated hereby, including, without limitation, legal and accounting fees shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense, except as otherwise provided herein.

18.07     Public Announcement. Except for a public announcement (in whatever form) by Purchaser on or after Closing that it has acquired the assets and business of Seller, no public announcement of the transactions contemplated hereby shall be made by way of press release, disclosure to the trade or otherwise except with the mutual approval of the parties, unless required by applicable law.

18.08      Specific Performance and Other Remedies. In the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall however, be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have under the law.

Exhibit 10.6

18.09      Entire Agreement. This Agreement and the Schedules, Exhibits and other documents to be delivered pursuant hereto constitute the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All parties being represented by counsel, no one party shall be deemed the drafter of this Agreement with respect to its interpretation.

18.10      Governing Law. This Agreement and all Exhibits and Schedules hereto shall be governed by and construed in accordance with the laws of the State of Wisconsin.

18.11      Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

18.12     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

(SIGNATURE PAGE TO FOLLOW)

Exhibit 10.6

The undersigned have executed this Asset Purchase Agreement as of the date first written above.

SYPRIS TECHNOLOGIES KENTON, INC. By: /s/ Jeffrey T. Gill Jeffrey T. Gill, Chairman

REYNOLDS MACHINE CO., INC.

By: /s/ Wilbur M. Reynolds

      Wilbur M. Reynolds, President

SELLER SHAREHOLDERS

By: /s/ Wilbur M. Reynolds

      Wilbur M. Reynolds, as Trustee of

       the Wilbur M. Reynolds Living and

       Devolution Trust u/a/d 7/30/08

By:_ /s/ Wilbur M. Reynolds

      Wilbur M. Reynolds Individually

By: /s/ Lisa Reynolds__

      Lisa Reynolds Individually